Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-143522) of PokerTek, Inc. of our report dated March 31, 2008, included in this Annual Report on Form 10-K for the year ended December 31, 2007, on the consolidated balance sheets of PokerTek, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2007, December 31, 2006 and December 31, 2005.

/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
Date: March 31, 2008